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                        INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in the Registration Statement on Form S-8 of IWL Communications, Inc. of our report dated April 3, 1998, except as to the second paragraph of Note 1, which is as of May 7, 1998, relating to the consolidated balance sheets of IWL Communications, Inc. and Subsidiaries as of December 31, 1997 and June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the six months ended December 31, 1997 and for each of the years in the three-year period ended June 30, 1997 which report appears in the Form 10-K filed with the Securities and Exchange Commission for the transition period from July 1, 1997 to December 31, 1997.

                                            KPMG PEAT MARWICK LLP

Houston, Texas
June 22, 1998